Exhibit 1.2

January 29, 2013

STRICTLY CONFIDENTIAL

Christopher Anzalone, Ph.D.

Chief Executive Officer

Arrowhead Research Corporation

225 South Lake Avenue, Suite 1050

Pasadena, California 91101

Dear Mr. Anzalone:

Reference is made to the engagement letter (the “Engagement Letter”), dated November 28, 2012, by and between Arrowhead Research Corporation (the “Company”) and Dawson James Securities, Inc. (“Dawson”), pursuant to which Dawson shall serve as the exclusive placement agent (the “Services”) for the Company on a reasonable best efforts basis in connection with the proposed offer, placement and sale (the “Offering”) by the Company of securities of the Company (the “Securities”) during the Term. Reference is also made to the third paragraph of the Engagement Letter, which provides that, upon a reasonable determination by Dawson that the terms of the Engagement Letter are not in compliance with a FINRA rule, including but not limited to FINRA Rule 5110, the Company and Dawson shall amend in writing such terms of the Engagement Letter to comply with the applicable FINRA rule and Section M of the Engagement Letter which provides that any amendment to the Engagement Letter shall be in a writing that is signed by the Company and Dawson.

Solely in connection with the offering of Common Stock and Warrants pursuant to the Prospectus Supplement, dated January 25, 2013, to Registration Statement on Form S-3 (File No. 333-176159), the Company and Dawson hereby agree that (1) any purchaser of Securities that is associated or affiliated with or managed by Sphera Funds Management (collectively, the “Sphera Investors”) shall be deemed to be excluded from Annex B to the Engagement Letter and Dawson shall receive the compensation set forth in Section A.1 and Section A.2 of the Engagement Letter in connection with the Sphera Investors and (2) Dawson shall receive Dawson Warrants equal to 2.5% of the aggregate number of Shares purchased by investors in the Placement (other than the Shares purchased by the investors listed on Annex B to the Engagement Letter) pursuant to Section A.2 of the Engagement Letter.

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

DAWSON JAMES SECURITIES, INC.

By	/s/ Thomas W. Hands
Thomas W. Hands
President

Accepted and Agreed:

ARROWHEAD RESEARCH CORPORATION

By	/s/ Christopher Anzalone
Christopher Anzalone
Chief Executive Officer

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